Exhibit 1

Joint Filing Agreement

By this Agreement, the undersigned agree that this Statement on Schedule 13G being filed on or about this date, and any subsequent amendments thereto filed by any of us, with respect to the securities of Evogene Ltd. is being filed on behalf of each of us.

December 3, 2013

Psagot Investment House Ltd.

/s/ Lilach Geva Harel
——————————————
By: Lilach Geva Harel*
Title: Senior Vice President

 /s/ Shlomo Pasha
 ——————————————
By: Shlomo Pasha*
Title: Chief Financial Officer

Psagot Provident Funds and Pension Ltd.

/s/ Dikla Kaftzan
——————————————
By: Dikla Kaftzan *
Title: Operation VP

 /s/ Amir Gil
 ——————————————
By: Amir Gil*
Title: Chief Investments Officer

* Signature duly authorized by resolution of the Board of Directors.